Exhibit 23.2

Consent of Independent Petroleum Engineers

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2011, included in the Annual Report on Form 10-K of Pyramid Oil Company for the fiscal year ended December 31, 2011, as well as in the notes to the financial statements included therein. We also hereby consent (1) to the incorporation by reference of the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2011, into Pyramid Oil Company's previously filed Registration Statement on Form S-3 (No. 333-163885), and Registration Statement on Form S-8 (No. 333-175706), and (2) to the filing of our report dated March 12, 2012 as an exhibit to the Annual Report on Form 10-K of Pyramid Oil Company.

MHA PETROLEUM CONSULTANTS

By:	/s/ Alan A. Burzlaff
Alan A. Burzlaff
President MHA California

Bakersfield, California

March 12, 2012